As filed with the Securities and Exchange Commission on October 9, 2008.

Registration No. 333-123077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WM. WRIGLEY JR. COMPANY

(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	36-1988190 (I.R.S. Employer Identification No.)

410 North Michigan Avenue

Chicago, Illinois 60611

(312) 644-2121

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Howard Malovany, Esq.

Vice President, Secretary and General Counsel

Wm. Wrigley Jr. Company

410 North Michigan Avenue

Chicago, Illinois 60611

(312) 644-2121

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

William R. Kunkel, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

(312) 407-0700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment on Form S-3 relates to the Registration Statement on Form S-3 (File No. 333-123077) (the “Registration Statement”) of Wm. Wrigley Jr. Company (the “Company”), which was originally filed with the Securities and Exchange Commission on March 1, 2005.

On October 6, 2008, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2008, among the Company, Mars, Incorporated, New Uno Holdings Corporation (“Holdings”) and New Uno Acquisition Corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Holdings.

As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on October 9, 2008.

WM. WRIGLEY JR. COMPANY

By	/s/ Howard Malovany
Name: Howard Malovany Title: Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 9, 2008.

Signature	Title	Date

/s/ William Wrigley Jr. William Wrigley Jr.	Executive Chairman (Principal Executive Officer)	October 9, 2008

/s/ William D. Perez William D. Perez	President and Chief Executive Officer (Principal Executive Officer)	October 9, 2008

/s/ Reuben Gamoran Reuben Gamoran	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 9, 2008

/s/ Shaun Mara Shaun Mara	Vice President and Controller (Principal Accounting Officer)	October 9, 2008

/s/ Stuart Guthrie-Brown Stuart Guthrie-Brown	Director	October 9, 2008

/s/ Valerie Mars Valerie Mars	Director	October 9, 2008